PROSPECTUS SUPPLEMENT NO. 10	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 30, 2022)	Registration No. 333-259519

91,476,337 Shares of Class A Common Stock
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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 30, 2022 (as supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus relates to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of: (i) 87,852,665 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (a) 79,746,980 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover” and such shares, the “Legacy Rover Shares”), (b) up to 2,206,559 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which have been issued or shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock, (c) up to 2,461,626 shares of Class A Common Stock beneficially owned by Nebula Caravel Holdings, LLC, a Delaware corporation (the “Sponsor”), and certain affiliates of the Sponsor, 492,326 of which vest upon the achievement of certain trading price targets for our Class A Common Stock, and (d) 3,437,500 shares of Class A Common Stock issued to the Sponsor; (ii) 1,965,201 shares of Class A Common Stock purchased at Closing by a subscriber pursuant to a PIPE Subscription Agreement; (iii) 1,000,000 shares of Class A Common Stock purchased by Broad Bay at Closing pursuant to the Assignment and Assumption Agreement; and (iv) 658,471 shares of Class A Common Stock received by the Sponsor upon the cashless exercise of 2,574,164 Private Placement Warrants purchased by the Sponsor in connection with the Caravel IPO. Capitalized terms not defined in this prospectus supplement are defined in the Prospectus.

 This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ROVR.” On April 22, 2022, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $5.79 per share.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our Class A Common Stock involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
April 21, 2022
Date of Report (date of earliest event reported)
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Rover Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-39774	85-3147201
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Olive Way, 19th Floor, Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

(888) 453-7889
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ROVR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2022, Dr. Susan Athey notified Rover Group, Inc. (the “Company”) that she will be resigning from the Company’s board of directors (the “Board”) effective August 4, 2022. Until then, Dr. Athey will continue to serve on the Board and as a member of the audit committee of the Board. Dr. Athey’s decision to resign from the Board was not because of any disagreement with the Company, management or the Board on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROVER GROUP, INC.

Date: April 25, 2022	By:	/s/ Tracy Knox
Tracy Knox
Chief Financial Officer